EXHIBIT 10.24

THE TOPPS COMPANY, INC.
2001 STOCK INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT

THIS AGREEMENT is made effective as of the 7th day of May, 2007, between The Topps Company, Inc., a Delaware corporation (the ‘‘Company’’), and Scott Silverstein (the ‘‘Grantee’’). Except as specifically provided herein, capitalized terms used herein shall have the meanings attributed to them in The Topps Company, Inc. 2001 Stock Incentive Plan (the ‘‘Plan’’).

The Company desires to grant the Grantee shares of Restricted Stock on the terms and conditions set forth herein. In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.    Grant of Restricted Stock.     The Company hereby grants to the Grantee six thousand six hundred and fifty-three (6,653) shares of common stock of the Company, $0.01 par value per share, on the terms and conditions set forth herein (the ‘‘Restricted Stock’’).

2.    Issuance of Shares.     The shares of Restricted Stock shall be issued by the Company and shall be registered in the Grantee’s name, or the name of a broker retained by the Company to hold the shares beneficially for Grantee, on the stock transfer books of the Company promptly after the date hereof. If requested by the Company, the Grantee promptly shall deliver to the Company a stock power, duly endorsed in blank, relating to the Restricted Shares.

3.    Legend on Certificates.     Each certificate representing shares of Restricted Stock awarded hereunder, if any, shall bear the following legend until the shares subject to the certificate vest, become transferable and no longer subject to forfeiture:

‘‘Transfer of this certificate and the shares represented hereby is restricted pursuant to the terms of a Restricted Stock Agreement, dated as of May 7, 2007 between The Topps Company, Inc. and Scott Silverstein. A copy of such Agreement is on file at the offices of The Topps Company, Inc.’’

Stop transfer orders shall be entered with the Company’s transfer agent and registrar against the transfer of legended securities.

4.    Non-Transferability.     The Grantee may not sell, transfer, pledge, or otherwise encumber or dispose of the shares of Restricted Stock, other than by will or the laws of descent and distribution, until such shares become vested. Any such transfer, pledge or encumbrance shall be void and unenforceable against the Company.

5.    Vesting.     The shares of Restricted Stock granted hereby shall vest and the restrictions imposed thereon shall lapse as follows: (i) two thousand two hundred and seventeen (2,217) shares of Restricted Stock shall vest on May 7, 2008, (ii) two thousand two hundred and eighteen (2,218) shares of Restricted Stock shall vest on May 7, 2009, and (iii) two thousand two hundred and eighteen (2,218) shares of Restricted Stock shall vest on May 7, 2010. Notwithstanding anything herein to the contrary, all unvested shares of Restricted Stock shall immediately become fully vested and the restrictions imposed thereon shall lapse upon (a) the death or disability of the Grantee or (b) any termination of the Grantee’s employment whereby the Grantee becomes entitled to severance benefits under the terms of the Employment Agreement dated as of January 1, 2007, by and between the Grantee and the Company (the ‘‘Employment Agreement’’).

6.    Forfeiture of Shares.     If the Grantee’s employment by the Company shall terminate under circumstances whereby the Grantee is not entitled to receive severance benefits under the Employment Agreement (other than as a result of death or disability), all unvested shares of Restricted Stock shall be immediately forfeited to the Company and the Grantee shall have no further rights with respect thereto.

7.    Delivery of Share Certificates.     Upon the vesting of the shares of Restricted Stock granted hereunder, the certificates evidencing such shares of Restricted Stock shall be delivered promptly to the Grantee. In the case of the Grantee’s death, such certificates will be delivered to the beneficiary designated in writing by the Grantee pursuant to a form of designation provided by the Company, to the Grantee’s legatee or legatees, or to his personal representatives or distributes, as the case may be. Alternatively, the certificates representing the vested shares of Restricted Stock shall be delivered to a broker designated by the Grantee, or, in the case of Grantee’s death, the beneficiary designated by the Grantee above.

8.    Binding Effect.     This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

9.    Governing Law.     This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without reference to the principles of conflicts of law thereof.

10.    No Employment Rights.     Neither this Agreement nor any action taken hereunder shall be construed as giving the Grantee any right to be retained in the employ or service of the Company or any affiliate of the Company.

11.    Section 83(b) Election.     Grantee will be entitled to make an election pursuant to Section 83(b) of the Internal Revenue Code (‘‘Section 83(b) Election’’), or comparable provisions of any state tax law, to include in Grantee’s gross income the fair market value (as of the date of acquisition) of the Restricted Stock Grantee acquire hereunder only if, prior to making any such election, Grantee notifies the Company of Grantee’s intention to make such election, by delivering to the Company a copy of the fully-executed Section 83(b) Election in the Form attached hereto as Exhibit ‘‘A.’’

12.    Tax Withholding.     The Company shall have the right to deduct from the number of shares of Restricted Stock delivered upon the vesting of any such shares such number of shares of Restricted Stock, valued at fair market value on the date of payment, in an amount necessary to satisfy all Federal, state and local taxes as required by law to be withheld with respect to such shares. In the alternative, at the sole discretion of the Compensation Committee, the Grantee or other person receiving Restricted Stock upon the vesting of such stock may be required to pay to the Company (in cash or through salary reduction), prior to delivery of such stock, the amount of any such taxes which the Company is required to withhold, if any, with respect to such stock.

EXECUTED effective as of the day and year first written above.

THE TOPPS COMPANY, INC.
By: /s/ Cathy Jessup Name: Cathy Jessup Title: Chief Financial Officer
GRANTEE
/s/ Scott Silverstein